Exhibit h.7

               Amendment to the Administrative Services Agreement

               AMENDMENT TO THE ADMINISTRATIVE SERVICES AGREEMENT
                         BETWEEN AETNA SERIES FUND, INC.
                     AND AELTUS INVESTMENT MANAGEMENT, INC.
                                   WITNESSETH:

         WHEREAS, Aetna Series Fund, Inc. (the "Company") and Aeltus Investment Management, Inc. ("Aeltus") entered into an Administrative Services Agreement (the "Agreement") on December 18, 1998 with respect to certain series of the Company; and

         WHEREAS, the Company has authorized the creation of a new series, Aetna Index Plus Protection Fund ("Series"), and has amended its registration statement on Form N-1A to register shares of beneficial interest of the Series with the Securities and Exchange Commission; and

         WHEREAS, the Company desires to appoint Aeltus as Administrator of the assets for such Series;

         NOW THEREFORE, it is agreed as follows:

         The Company, on behalf of the Series, hereby appoints Aeltus, and Aeltus hereby accepts appointment, as the Administrator for the Series, in accordance with all the terms and conditions set forth in the Agreement, for an annual fee of 0.10% of the average daily net assets of the Series payable monthly (in arrears).

Notwithstanding the above, the Administrator may waive a portion or all of the fees it is entitled to receive. The Administrator has agreed to waive fees so that the total annual operating expenses (excluding distribution and shareholder service fees) do not exceed 1.25% of the average daily net assets of the Series during the guarantee period.

         IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their officers designated below on the date mentioned below.

                                                       Aetna Series Fund, Inc. on behalf of
                                                        Aetna Index Plus Protection Fund
Aeltus Investment Management, Inc.


By:    /s/ Frank Litwin                                By:    /s/ J. Scott Fox
       -----------------------------------------              -------------------------------------

Name:      Frank Litwin                                Name:      J. Scott Fox
           -------------------------------------                  ---------------------------------

Title:     Managing Director                           Title:     President
           -------------------------------------                  ---------------------------------

Date:      8/29/00                                     Date:      8/29/00
           -------------------------------------                  ---------------------------------

Attest:                                                Attest:

By:    /s/ Daniel E. Burton                            By:    /s/ Michael Gioffre
       -----------------------------------------              -------------------------------------

Name:      Daniel E. Burton                            Name:      Michael Gioffre
           -------------------------------------                  ---------------------------------

Title:     Assistant General Counsel /                 Title:
           Assistant Secretary                                    Assistant Secretary
           ----------------------------------------               ---------------------------------

Date:      8/29/00                                     Date:      8/29/00
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